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                                                                    EXHIBIT 23.2


              INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE


To the Board of Directors and Shareholders of Syratech Corporation:


     We consent to the use in this Amendment No. 1 to Registration Statement No. 333-16917 of Syratech Corporation (the "Company") on Form S-4 of our report dated February 8, 1996 (February 15, 1996 as to paragraphs 1 and 4 of Note 2 and December 16, 1996 as to Note 15) appearing in the Proxy Statement/Prospectus, which is part of this Registration Statement, and to references to us under the headings "Selected Consolidated Historical Financial Data" and "Experts" in such Proxy Statement/Prospectus.



     Our audits of the consolidated financial statements referred to in our aforementioned report also included the consolidated financial statement schedule of the Company, listed in item 21(b). This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.



DELOITTE & TOUCHE LLP


Boston, Massachusetts

January 15, 1997